Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE December 21, 2007	For More Information Contact: Susan E. Knight, Chief Financial Officer (952) 937-4000

MTS Announces $75 Million Line of Credit

Eden Prairie, Minn., December 21, 2007 – MTS Systems Corporation (NASDAQ: MTSC) today announced that it has entered into a $75 million, five-year, senior unsecured revolving credit facility arranged by J.P. Morgan Securities Inc. The Company has not drawn on the facility. Proceeds from the facility will be used for general corporate purposes including share purchases and acquisitions. The facility will also augment domestic liquidity.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,618 employees and revenue of $421 million for the fiscal year ended September 29, 2007. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.